Exhibit (a)(1)(f)

FORM OF OPTION SUMMARY E-MAIL

Options and Awards Summary	Echelon Corporation ID:77-0203595 550 Meridian Avenue San Jose, CA 95126	Page: 1 File: Optsum Date: 9/16/2004 Time: 6:19:32 PM
As of: 9/17//2004
Current Market Value: $8.27

“JOHN” “DOE” 123 Anywhere Street Any City, Any State United States	ID: TEST

Option No.: 003575		Option Date: 9/16/2004		Shares: 100	Price: $8.27		Plan: 1997	Type: ISO		Accept Date:

VESTING SCHEDULE				TRANSACTIONS				CANCELLATIONS

Granted	Full Vest	Exercisable	Total Price	Expires	Date	Type	Shares	Value	Date	Reason	Shares
25	9/17/2005	0	$0.00	9/16/2009
75	9/17/2008	0	$0.00	9/16/2009

100		0	$0.00
Total Options Exercisable:			0
Total Price:			$0.00
Total Potential Gain:			$0.00